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Richard L. Bergmark, 713-328-2101
Fax: 713-328-2151

CORE LAB POSTS RECORD EARNINGS FOR Q3 2006;
SEQUENTIAL QUARTERLY EPS UP 19%;
Q4 2006 EPS GUIDANCE RAISED

AMSTERDAM (25 October 2006) - Core Laboratories (NYSE: "CLB") reported record earnings per diluted share of $0.83 for the third quarter of 2006, more than doubling last year's third quarter total and up 19% on a sequential quarterly basis from the second quarter of 2006. Net income for the quarter reached $22,384,000, while operating income reached $33,790,000. Operating margins, calculated by dividing operating income by revenues, reached an all-time quarterly high of over 23.2%, an improvement of over 1,140 basis points from year-earlier levels. Sequential quarterly operating margins increased by 280 basis points, up from operating margins of 20.4% recorded in the second quarter of 2006. Year-over-year quarterly incremental margins, the change in operating income divided by the change in revenue, were 78%, while quarterly sequential incremental margins increased to 94%.

Quarterly revenue reached an all-time high of $145,526,000, advancing 21% over the revenue totals posted for the third quarter of 2005. The year-over-year quarterly revenue growth rate was Core's highest since the first quarter of 2001. The Company continued to benefit from the increasing international market penetration and market acceptance of its recently introduced reservoir optimization technologies and services. Core's Reservoir Description and Production Enhancement segments established all-time quarterly highs for operating profit and operating margins. Reservoir Management continued to expand its multi-basin projects related to unconventional natural gas production from tight gas-sand reservoirs and organic-rich gas shales.

For the first nine months of 2006, Core Laboratories posted revenues of $422,878,000, up 19% from year-earlier totals, while operating income for the first three quarters of 2006 increased 96% to $86,795,000. Operating margins for this nine-month period were 21%, an increase of 800 basis points from year-earlier levels. Net income for the first three quarters reached $57,489,000, yielding earnings per diluted share of $2.11. For the first nine months of 2005 Core earned $0.95 per diluted share. Free cash flow, cash from operating activities minus capital expenditures, reached a record $63,731,000, or $2.33 per diluted share, for the first nine months of 2006; and it was all applied to the Company's ongoing Share Repurchase Program. For the first nine months of 2005, free cash flow was approximately $43,500,000.

By adding new services and technologies throughout its worldwide network, the Company continues to leverage the scalability of its operations. During the first nine months of 2006, Core's revenue increased approximately $68,000,000 over 2005 nine-month totals, and operating income from operations increased by approximately $42,000,000 over the same period. Incremental margins over the nine-month period were 62%. Comparing Company headcount for the first three quarters of 2006 and 2005, Core added only 5 net employees, from 4,569 to 4,574. Depreciation and amortization for the first nine months of 2006 totaled $12,729,000, an increase of less than $400,000 from year-earlier totals. As has been the case for the previous two years, Core expects 2006 capital expenditures to be less than 4% of the Company's revenues.

"Core Laboratories remains the most uniquely focused, technologically advanced provider of reservoir optimizing technologies in the oilfield services sector," said Core COO Monty L. Davis. "We believe our financial results clearly reflect the value proposition of the new services, new technologies, and worldwide reservoir optimization studies the Company is providing to the oil and natural gas industry."

Segment Highlights

Core Laboratories reports results under three segments: Reservoir Description, Production Enhancement, and Reservoir Management.

Reservoir Description

Reservoir Description operations established all-time quarterly highs for revenue, operating income, and operating margins during the third quarter of 2006. Year-over-year quarterly revenue increased 17% to $81,090,000, and operating income increased 86% to $17,646,000, while operating margins increased by almost 800 basis points to approximately 22%. Year-over-year quarterly incremental margins were approximately 68% and were over 50% for the fourth consecutive quarter. The 17% revenue growth was the largest quarterly percentage increase for the Reservoir Description segment since the second quarter of 1997. The revenue growth was driven by the continued expansion of internationally based, crude oil-related projects, North American projects related to gas-bearing shale reservoirs, and projects related to Canadian oil-sand developments, among others. Importantly, because these projects contain higher levels of recently introduced Reservoir Description services, quarterly operating margins increased significantly once again.

The Company continues to process over 2,000 feet of core from offshore Angola, from which it is generating petrophysical, mineralogical, and geological data sets that will help guide field development plans to optimize reservoir performance. Reservoir fluids phase-behavior studies also are being conducted for these offshore West Africa field development projects, and Core's patented Pressurized Fluid Imaging SystemTM (PFIS) is being applied in reservoir flow assurance studies. The PFIS technology utilizes optical scanners to define the high-pressure / high-temperature phase-behavior envelope in which pore-plugging asphaltenes could form in the reservoir or in the flow lines. "The increased demand for full-scale characterization of the three reservoir fluids - crude oil, gas, and water - and their derived products continues to drive Reservoir Description's revenue growth and significant margin expansion," said Vice President Jan Heinsbroek.

Core continues to be a leader in providing technology for optimal development of oil sands in Canada. The Company will analyze an all-time record of over 30 miles of core from the oil sands in 2006. Data sets will be used to high grade the placement of steam injectors and bitumen production wells for Steam-Assisted Gravity Drainage (SAGD) projects and to locate bitumen-rich zones for oil-sand mining operations.

The Company continues to develop industry-leading miscible gas-flood technologies. In miscible gas floods, combinations of produced gases, including heavy hydrocarbon gases, carbon dioxide, and nitrogen, can be reinjected into mature and ultra-mature reservoirs to boost hydrocarbon recovery from some of the world's oldest fields. Miscible-flood pilot projects using Core Lab technology are ongoing in the North Sea and Middle East.

During the third quarter, the Company continued to analyze over 37,000 feet of core from gas-bearing shale reservoirs. The seven-plus miles of core samples represent numerous proprietary studies for individual clients, as well as reservoir intervals being analyzed for the Company's industry-wide Reservoir Characteristics and Production Properties of Gas Shales study. Initial petrophysical, mineralogical, geological, and geomechanical data sets from the Barnett, Fayetteville, Woodford, Lewis, Antrium, Ohio, and New Albany formations, among others, clearly indicate significant differences in reservoir properties. Therefore, procedures to effectively and efficiently drill, complete, and most importantly, stimulate gas-shale reservoirs will differ significantly in each individual shale reservoir. Forty companies are participating in Core's Gas Shales study. "Technologically sophisticated companies who focus on natural gas-bearing shale reservoirs are participating and contributing to Core's Gas Shales study," said Core Vice President Ted Griffin. "These companies are making the necessary investments and leveraging Core Lab technology to optimize daily production and maximize the ultimate recovery of natural gas from these resource plays."

Production Enhancement

Production Enhancement operations established all-time quarterly highs for operating income and operating margins during the third quarter of 2006. Year-over-year quarterly revenue increased 24% to $55,113,000, operating income increased 81% to $13,841,000, and operating margins increased by 800 basis points to 25%. Year-over-year quarterly incremental margins increased to 59% from 54% a quarter ago, reflecting the expanding market acceptance of Core's recently introduced and higher-margin technologies, services, and products.

Demand for Core's patented fracture stimulation diagnostic technology is at an all-time high. SpectraScanTM and SpectraStimTM services are utilized to determine the effectiveness and efficiencies of multi-zoned reservoir fracture stimulation programs. These patented technologies indicate zones that may not have been hydraulically fractured or have been under-stimulated and are yielding less than optimal hydrocarbon flow. Statistically, Core has determined that only one in three multi-zoned reservoir stimulation programs perform as planned. There is growing client recognition that fracture diagnostic technology is a necessity for optimizing hydrocarbon production. "We see increased market penetration by Core's SpectraScanTM and SpectraStimTM fracture diagnostic technology," said General Manager Mike Flecker. "We believe oil and natural gas companies realize the value-added proposition that fracture diagnostics delivers to their production programs. Optimizing daily production and ultimate hydrocarbon recovery helps maximize our clients' cash flows and the net present values of their producing assets, making the Core-client relationship a win-win situation."

During the third quarter, Core's High Efficiency Reservoir Optimization (HEROTM) perforating charges remained in high demand domestically, while penetration into international markets was on the rise. HERO charges were again exported to the Asia-Pacific, North Africa, Middle East, and European markets. "The successful introduction of HERO charges to the North American marketplace is now being repeated on an international scale," said Vice President Dan Pratt. "There are hundreds of hydrocarbon reservoirs outside of North America in which the HERO charge can mitigate formation damage during perforation, thereby helping to maximize hydrocarbon flow and ultimate recovery."

Reservoir Management

Reservoir Management operations posted revenue of $9,323,000 and operating income of $2,086,000 for the third quarter of 2006. Year-over-year quarterly revenue increased 46%, while operating income more than doubled from year-earlier totals. Core's geological, petrophysical, and engineering teams continued to develop regional reservoir studies, utilizing data from thousands of feet of cored intervals. Two of the studies, Reservoir Characteristics and Production Properties of Gas Shales and Geophysical, Petrophysical and Geomechanical Properties of Tight Gas Sand Reservoirs, have generated more industry support and participation than any other studies in Company history.

The focus of another regional reservoir project, first detailed by Core in its Third Quarter 2004 Earnings Release, recently made news. The Company's Eocene/Paleocene Provenance Study of the Gulf of Mexico was recommended and commissioned by Core's deepwater geology team over three years ago. The project received strong support from over 15 technologically sophisticated exploration and production companies evaluating lower tertiary reservoir potential in deepwater.

Petrophysical, sedimentological, and mineralogical data sets from over 5,000 feet of conventional core and hundreds of rotary sidewall core samples from 24 onshore and 8 offshore wells have been used to project reservoir quality for deep-shelf and deepwater Eocene/Paleocene targets. Additionally, outcrop samples from Mexico were examined to determine if lower tertiary sands were also sourced from Mexican highlands. Recent deepwater discoveries in the Mississippi fan and Perdido fold belts in the Alaminos Canyon and Walker Ridge blocks provide evidence of abundant Eocene/Paleocene potential in a wide area of the deepwater Gulf of Mexico. "By identifying the onshore source areas for the Eocene/Paleocene sandstones located 175-plus miles offshore, our clients were able to determine potential reservoir quality and, more importantly, potential reservoir thickness in the Walker Ridge area," said Reservoir Management's General Manager Greg Salter. "The high level of scientific cooperation and service company / oil company interaction needed to develop this important hydrocarbon province has added significant shareholder value for Core and its clients."

Stock Repurchase Program - Cash Flow

Core continued its Share Repurchase Program during the third quarter of 2006, buying 414,500 common shares in the open market. The open-market purchases totaled over $26,800,000. The Company used its free cash flow generation to purchase the shares, which equaled 1.6% of Core's outstanding share total. At the end of the third quarter, Core had approximately 25,304,000 shares outstanding and 26,951,000 diluted shares.

From the inception of the Share Repurchase Program in October 2002 to the end of the third quarter 2006, Core has repurchased approximately 11,286,000 shares at an approximate average share price of $23.41. Core has invested over $264,000,000 in its Share Repurchase Program and has bought back more than 34% of its outstanding shares. The Company has shareholder authorization to repurchase another 2,104,184 shares through December 2007.

The Company generated over $22,139,000 in free cash flow during the third quarter, providing a free cash flow yield that is one of the highest in the oilfield services industry. Core expects to generate approximately $85,000,000 to $90,000,000 in free cash flow for all of 2006, or approximately $3.20 per share.

Earnings Guidance

For the fourth quarter of 2006, Core expects revenue to range between $150,000,000 and $155,000,000. Earnings per diluted share are expected to be in the $0.85 to $0.90 range, which is up over 58% compared with the $0.55 reported from operations for the fourth quarter last year before costs associated with prepayment of Core's senior notes and expenses related to two Equity-Based Stock Compensation Plans ("EBSCP"). For the full year 2006, Core Laboratories expects revenue of $574,000,000 to $579,000,000 and earnings per diluted share of $2.96 to $3.01.

For the full-year 2007, the Company anticipates revenues in the $650,000,000 to 670,000,000 range, up approximately 15% over 2006 levels. Core expects 2007 earnings per diluted share to range from $3.60 to $3.80, an increase of approximately 22% to 26% from full-year 2006 earnings. Capital expenditures for 2007 are expected to range between $16,000,000 and $18,000,000, which will approximately equal expected depreciation and amortization for 2007.

As has been the case for Core for 10 of the last 11 years, the Company expects normal seasonal effects to produce relatively flat sequential quarterly revenue and slightly lower to flat sequential quarterly earnings transitioning from the fourth calendar quarter of 2006 to the first calendar quarter of 2007. Therefore, for the first quarter of 2007 Core expects revenues of approximately $150,000,000 to $155,000,000 and earnings per diluted share between $0.80 and $0.85, an increase of approximately 42% over first quarter 2006 earnings per share.

The Company has scheduled a conference call to discuss this quarter's earnings announcement. The call will begin at 7:30 a.m. CDT on Thursday, 26 October 2006. To listen to the call, please go to Core's website at www.corelab.com.

Core Laboratories N.V. (www.corelab.com) is a leading provider of proprietary and patented reservoir description, production enhancement, and reservoir management services used to optimize petroleum reservoir performance. The Company has over 70 offices in more than 50 countries and is located in every major oil-producing province in the world.

The Company's outlook is subject to various important cautionary factors, including risks and uncertainties related to the oil and natural gas industry, business conditions, international markets, international political climates and other factors as more fully described in the Company's 2005 Form 10-K filed on 23 February 2006, and in other securities filings. This release includes forward-looking statements regarding the future revenues, profitability, business strategies and developments of the Company made in reliance upon the safe harbor provisions of Federal securities law. These important factors could cause the Company's actual results to differ materially from those described in these forward-looking statements. Such statements are based on current expectations of the Company's performance and are subject to a variety of factors, some of which are not under the control of the Company. Because the information herein is based solely on data currently available, and because it is subject to change as a result of changes in conditions over which the Company has no control or influence, such forward-looking statements should not be viewed as assurance regarding the Company's future performance

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CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(amounts in thousands, except per share data)
(UNAUDITED)
	Three Months Ended		Nine Months Ended
	30 September 2006	30 September 2005	30 September 2006	30 September 2005

REVENUES	$ 145,526	$ 120,184	$ 422,878	$ 354,520

OPERATING EXPENSES:
Costs of services and sales	100,522	92,764	300,865	273,348
General and administrative expenses	6,250	10,873	25,458	26,180
Depreciation and amortization	4,517	4,046	12,729	12,340
Other expense (income), net	447	(1,636)	(2,969)	(1,678)

OPERATING INCOME	33,790	14,137	86,795	44,330
Interest expense	1,930	1,923	4,785	6,034

INCOME BEFORE INCOME TAX EXPENSE	31,860	12,214	82,010	38,296
Income tax expense	9,476	4,724	24,521	11,834
NET INCOME	$ 22,384	$ 7,490	$ 57,489	$ 26,462

Diluted Earnings Per Share:	$ 0.83	$ 0.27	$ 2.11	$ 0.95

WEIGHTED AVERAGE DILUTED COMMON
SHARES OUTSTANDING	26,951	28,121	27,304	27,996

SEGMENT INFORMATION:

Revenues:
Reservoir Description	$ 81,090	$ 69,189	$ 232,436	$ 208,307
Production Enhancement	55,113	44,611	162,826	127,809
Reservoir Management	9,323	6,384	27,616	18,404
Total	$ 145,526	$ 120,184	$ 422,878	$ 354,520

Operating income (loss):
Reservoir Description	$ 17,646	$ 9,495	$ 41,098	$ 24,606
Production Enhancement	13,841	7,642	39,434	20,929
Reservoir Management	2,086	953	6,658	2,764
Subtotal	33,573	18,090	87,190	48,299
Corporate and other	217	(3,953)	(395)	(3,969)
Total	$ 33,790	$ 14,137	$ 86,795	$ 44,330

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
 (amounts in thousands)

ASSETS:	30 September 2006	31 December 2005
	(Unaudited)
Cash and Cash Equivalents	$ 12,456	$ 13,743
Accounts Receivable, net	111,062	99,129
Inventories, net	31,772	29,104
Other Current Assets	14,266	11,269
Total Current Assets	169,556	153,245

Property, Plant and Equipment, net	87,482	81,342
Intangibles, Goodwill and Other Long Term Assets, net	163,832	160,014
Total Assets	$ 420,870	$ 394,601

LIABILITIES AND SHAREHOLDERS' EQUITY:

Accounts Payable	$ 30,769	$ 32,557
Other Current Liabilities	55,742	36,999
Total Current Liabilities	86,511	69,556

Long-Term Debt and Lease Obligations	107,002	86,104
Other Long-Term Liabilities	36,922	24,684
Shareholders' Equity	190,435	214,257
Total Liabilities and Shareholders' Equity	$ 420,870	$ 394,601

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW
(amounts in thousands)
(Unaudited)

Nine Months Ended
30 September 2006

CASH FLOWS FROM OPERATING ACTIVITIES	$ 80,078

CASH FLOWS FROM INVESTING ACTIVITIES	$ (14,981)

CASH FLOWS FROM FINANCING ACTIVITIES	$ (66,384)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(1,287)
CASH AND CASH EQUIVALENTS, beginning of period	13,743
CASH AND CASH EQUIVALENTS, end of period	$ 12,456

Non-GAAP Information

Free Cash Flow and Free Cash Flow Per Share

Core uses the non-GAAP measure of free cash flow and free cash flow per share to evaluate its cash flows and results of operations. Free cash flow and free cash flow per share are important measurements because they represent the cash from operations, in excess of capital expenditures, available to operate the business and fund non-discretionary obligations. Free cash flow and free cash flow per share are not a measure of operating performance under GAAP, and should not be considered in isolation nor construed as an alternative to operating income, net income (loss), earnings per share, or cash flows from operating, investing, or financing activities, each as determined in accordance with GAAP. You should also not consider free cash flow or free cash flow per share as a measure of liquidity. Moreover, since free cash flow and free cash flow per share are not measures determined in accordance with GAAP and thus are susceptible to varying interpretations and calculations, free cash flow and free cash flow per share as presented may not be comparable to similarly titled measures presented by other companies.

Computation of Free Cash Flow and Free Cash Flow Per Share
 (amounts in thousands, except per share data)
(Unaudited)
	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended
	30 September 2006	30 September 2006	30 September 2005	Full Year Guidance(1)

Net income	$ 22,384	$ 57,489	$ 26,462	$ 81,000
Changes in working capital and other non-cash items	6,244	22,589	29,321	24,000
Net cash provided by operating activities	28,628	80,078	55,783	105,000
Less: capital expenditures	(6,489)	(16,347)	(12,291)	(18,000)
Free cash flow	$ 22,139	$ 63,731	$ 43,492	$ 87,000
Weighted average shares used in computing diluted earnings per share	26,951	27,304	27,996	27,200

Diluted earnings per share	$ 0.83	$ 2.11	$ 0.95	$ 2.98
Free cash flow per share	$ 0.82	$ 2.33	$ 1.55	$ 3.20

(1) Based on the midpoint of the range of Full-Year Guidance.